Exhibit 10.32

ADDENDUM TO EMPLOYMENT AGREEMENT (“ADDENDUM”)

This document shall serve as an addendum to the December 1, 1999 Employment Agreement between Ness USA, Inc. f/k/a Ness Global Services, Inc. or Apar Infotech Corporation (the “Company”) and Shashank Samant (“Employee”).  In consideration of Employee’s continued at-will employment pursuant to and subject to the terms of the above-referenced Employment Agreement, Employee agrees that the terms of his employment will change as follows:

Since August 9, 2005 Employee serves as the president of MSS group and reports to Ness Technologies Inc. (“Ness”) President and CEO (the “CEO”).

Employee’s base salary shall be revised to USD 240,000 effective Jan 1, 2006.  Furthermore, Employee shall be entitled to an annual bonus up to USD 250,000 (Maximum Bonus) which shall be calculated as follows:

1.               50% of the Maximum Bonus shall be payable provided MSS achieves the P&L plan (Both Revenues and Operating Income) as per 2006 budget.

2.               25% of the Maximum Bonus shall be payable (split into the following components) provided MSS achieves the targets as set forth in Budget 2006:

a.               5% - Sales as per budget

b.              5% - Backlog growth of 25% over 2005 end (adjusting for the Transfer clauses)

c.               5% - Cash-flow goals as per budget 2006

d.              5% - Headcount Growth (adjusting for the Transfer clauses)

e.               5% - Attrition as per budget

3.               25% of the Maximum Bonus shall be payable as per the following split

25% - Provided Ness Inc. meets P&L targets as per Budget 2006

•                  Quarterly advances against the Maximum Bonus may be approved by the Group’s President; provided that the advances each quarter shall not exceed 75% of 1/4 of the Maximum Bonus and may only be paid if Employee achieves his personal target for the relevant quarter and is expected to achieve his annual targets. The final balance of the Maximum Bonus shall be calculated and paid shortly after the completion of Ness Technologies Inc. annual audited financial statements and not later than 90 days after the end of the year (if actual advances paid are higher than the actual entitlement, any excessive payment shall be deemed an advance on behalf of the following year bonus). Where the Employee’s employment is terminated before the end of the year, the calculation of the relative bonus will be performed on the actual termination date, unless the employment agreement provide otherwise.

•                  In case of resignation following role-change, reporting change (e.g. Employee’s reporting change from direct reporting to the CEO to another officer or termination of service - at least 75% of the total variable compensation (as per the details above) is guaranteed to the executive.

•                  In case of otherwise voluntary resignation, at least 50% of the total variable compensation (as per details above) is guaranteed.

•                  9 months severances pay in case there is any reporting change or termination of services from NESS.

•                  The Employee shall be entitled to an additional annual bonus of up to $50,000 per the CEO discretion

Employee further agrees that except for the changes described above, the terms and conditions of the above-referenced Employment Agreement shall remain in full force and effect.

The parties have agreed to terms of this addendum this 13th day of March, 2006, intending to be legally bound.

EMPLOYEE		NESS USA, INC.

Signature:	/s/ SHASHANK SAMANT	Signature:	/s/ RAVIV ZOLLER
Name:	Shashank Samant	Name/Title:	Raviv Zoller, Board Member

		Signature:	/s/ YTZHAK EDELMAN
		Name/Title:	Ytzhak Edelman, Board Member

Date:	March 13, 2006	Date:	March 13, 2006

Location:	San Jose, California	Location:	Tel Aviv, Israel